Exhibit (a)(3)

August 2, 2010

Dear Fellow Lionsgate Shareholder:

As you know, on July 20, 2010, the Icahn Group commenced an unsolicited tender offer to purchase up to all of the issued and outstanding common shares of Lionsgate for U.S.$6.50 per share. As of July 20, 2010, the Icahn Group owned approximately 32.9% of Lionsgate’s outstanding shares.

After careful consideration, including a thorough review of the Icahn Group’s offer in consultation with its financial and legal advisors, your Board of Directors, by a unanimous vote of the directors present, determined that the Icahn Group’s unsolicited tender offer is not in the best interests of Lionsgate and its shareholders and other stakeholders. The Icahn Group’s current offer is lower than its previous U.S.$7.00 per share offer, which was rejected by your Board.

YOUR BOARD OF DIRECTORS STRONGLY RECOMMENDS THAT YOU
REJECT THE ICAHN GROUP’S OFFER AND NOT TENDER YOUR SHARES

Your Board took into account numerous factors in reaching its recommendation that shareholders not tender their shares in the Icahn Group’s offer. A complete discussion of these factors is described in the enclosed Schedule 14D-9 and directors’ circular , including more information on a shareholder rights plan adopted on July 1, 2010 and the issuance of the rights. We urge you to read the Schedule 14D-9 and directors’ circular carefully and in their entirety so that you will be fully informed as to your Board’s recommendation.

If you have any questions concerning Lionsgate’s Schedule 14D-9 or directors’ circular or need additional copies of Lionsgate’s publicly-filed materials, please contact MacKenzie Partners, Inc. at 1-800-322-2885 (Toll-Free). The Icahn Group’s offer is open for acceptance until 8:00 p.m., New York time, on August 25, 2010, unless extended or withdrawn.

We have appreciated and look forward to your continued support.

Sincerely,

/s/ Jon Feltheimer Jon Feltheimer Co-Chairman and Chief Executive Officer	/s/ Michael Burns Michael Burns Vice Chairman

Additional Information

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. Lionsgate has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the U.S. Securities and Exchange Commission (the “SEC”) and a directors’ circular with Canadian securities regulators. Any Solicitation/Recommendation Statement and directors’ circular filed by Lionsgate that is required to be mailed to shareholders will be mailed to shareholders of Lionsgate. SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC OR CANADIAN SECURITIES REGULATORS IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, AS THEY WILL CONTAIN CERTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain the Solicitation/Recommendation Statement, the directors’ circular, any amendments or supplements thereto, and other documents filed by Lionsgate with the SEC and Canadian securities regulators related to the Icahn Group’s unsolicited tender offer for no charge in the “Investors” section of Lionsgate’s website at www.lionsgate.com or at the SEC’s website at www.sec.gov or at www.sedar.com. Copies will also be available at no charge by writing to Lionsgate at 2700 Colorado Avenue, Suite 200, Santa Monica, California 90404.

Certain Information Regarding Participants

Lionsgate and certain of its directors and executive officers may be deemed to be participants under the rules of the SEC. Shareholders may obtain information regarding the names, affiliations and interests of Lionsgate’s directors and executive officers in Lionsgate’s Annual Report on Form 10-K filed with the SEC on June 1, 2010, and its amendment to such Annual Report on Form 10-K/A filed with the SEC on July 29, 2010. To the extent that holders of Lionsgate securities have changed since the amounts printed in the amendment to the Form 10-K, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the interests of these participants in any proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in any proxy statement and other relevant materials to be filed with the SEC if and when they become available. These documents (when available) can be obtained free of charge from the sources indicated above.